Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Connie Perrine
President
Omni National Bank
404-250-7745

Omni Financial Services Announces Nasdaq Delisting Notice and Trading Suspension Date

ATLANTA—July 18, 2008 -- Omni Financial Services, Inc. (NASDAQ: OFSI) (the “Company”), the bank holding company for Omni National Bank, announced that the Company received a letter today from the Hearings Panel of The Nasdaq Stock Market (“Nasdaq”) acknowledging the Company’s decision to delist its common stock from Nasdaq and stating that the Panel has determined to delist the Company’s common stock, with trading being suspended effective at the open of trading on Tuesday, July 22, 2008.  Delisting will be effective 10 days after Nasdaq files a Form 25 with the SEC.

About Omni
Omni Financial Services, Inc. is a bank holding company headquartered in Atlanta, Georgia. Omni Financial Services, Inc. provides a full range of banking and related services through its wholly owned subsidiary, Omni National Bank, a national bank headquartered in Atlanta, Georgia. Omni has one full service banking location in Atlanta, one in Dalton, Georgia, four in North Carolina, one in Chicago, Illinois, one in Dallas, Texas, one in Houston, Texas and one in Tampa, Florida. In addition, Omni has loan production offices in Charlotte, North Carolina, Birmingham, Alabama, and Philadelphia, Pennsylvania. Omni provides traditional lending and deposit gathering capabilities, as well as a broad array of financial products and services, including specialized services such as community redevelopment lending, small business lending and equipment leasing, warehouse lending, and asset-based lending. Omni Financial Services, Inc.'s common stock is currently traded on the Nasdaq Global Market under the ticker symbol "OFSI." Additional information about Omni National Bank is available on its website at www.onb.com

#####